Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES COMPLETES DISPOSITION OF FIVE ORANGE COUNTY OFFICE BUILDINGS

LOS ANGELES--(BUSINESS WIRE)--May 29, 2007--Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced that it has completed its previously announced agreement to sell five office properties in Orange County to Bixby Land Company. The total sales price was approximately $345 million. The net proceeds from the sales will be used to pay off the Company’s bridge facility and pay down the Company’s term loan.

The five office properties sold were:

•	Redstone Plaza, in Newport Beach, California;

•	1201 Dove Street, in Newport Beach, California;

•	Fairchild Corporate Center, in Irvine, California;

•	Inwood Park, in Irvine, California;

•	3.5 acre development site at Inwood Park; and,

•	Bixby Ranch, in Seal Beach, California

Mr. Robert F. Maguire III, our Chairman and Chief Executive Officer, commented, “We are pleased with both the terms and the timing of the disposition of these assets and remain committed to reducing our leverage by completing the sale of other select properties and entering into joint ventures with institutional partners with respect to additional assets.”

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning, developing and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in development, property management, marketing, leasing, acquisitions, and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
213-613-4558
or
Bixby Land Company
Rebecca Hall, APR
714-436-0855 or 949-466-4487